Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Chemical Financial Corporation (to be renamed TCF Financial Corporation):

We consent to the incorporation by reference in the registration statement (No. 333‑230635) on Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 of Chemical Financial Corporation (a Michigan corporation, to be renamed TCF Financial Corporation) of our reports dated February 26, 2019, with respect to the consolidated statements of financial condition of TCF Financial Corporation (a Delaware corporation) and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of TCF Financial Corporation.
/s/ KPMG LLP

Minneapolis, Minnesota
July 31, 2019